Non Regulated Rental Agreement

Customer Number

A – The Owner ("We", "Us")

The Owner will be a Finance Company which is entirely separate from the Supplier and any third party, who introduced this Agreement to the Owner. Details of the Owner will be inserted below and notified to You when this Agreement is accepted. You agree to be bound by the Terms and Conditions here and over the page upon acceptance of the Agreement of the Owner.

Owner's name and address:

Name	Quantum Funding Ltd
Address	Reading International Business Park
Town	Reading
County / Post Code	Berkshire, RG2 6AA

B Customer ("You", "Yours")

Full Name(s) of company/sole trader/partners
Learning Tree International Ltd

Trading as			
Address	Leatherhead House		
Address (Cont)	Station Road		
Address (Cont)	Leatherhead House		
Town	Surrey		
County		Postcode	KT22 7FG
Tel No	01372 228688	Fax	
Email address	rob_harvey@learningtree.co.uk		
Co Reg No	1392643		
Started Trading	05/10/1978	Contact	Rob Harvey
Type of Business	Provider of training and education		

Bank name & Address:

HSBC Bank PLC, 26 Broad Street, Reading, RG1 2BU

Sort Code	40-38-04
Account No	34105613

C The Equipment (see terms 4 & 5 overleaf)

1 Location of the Equipment

Euston House, 24 Eversholt Street, London, NW1 1AD

2 Details / Description of Equipment

Number, make, model and Description		New/ Not new
As per equipment schedule Ref:	PF/14088/R	New

Unless stated otherwise the equipment is new. If not new state if the equipment is used. Under this Agreement the Owner is not liable if the equipment (including any software) does not perform properly)

D The Supplier* (see Term 6 over the page)

Name	Area Sq Ltd		
Address	5th Floor, Counting House		
Town	53 Tooley Street		
County/ Postcode	London, SE1 2QN		
Tel No		Fax	
Salesperson			

*the supplier does not act on the owners behalf

Acceptance by the Owner

[signature]

Duly authorised to sign on behalf of the Owner

Rental Agreement dated this

17 Day of 11 20 17

Agreement Number

E – Financial Terms

1 Minimum Period 36 Months (In words) Thirty Six

The Agreement will continue after the Minimum Period for a continuation period (**"Continuation Period"**) unless you give us written notice to cancel the Agreement at least one month before the end of the Minimum Period (see term 2a over the page). You may terminate this Agreement during the Minimum Period by giving us one month's written notice and paying the Termination Payment (see Term 2c over the page). You will make all payments by Direct Debit otherwise we will vary the Payments as per term 3c over the page.

2 Payments

First Payment	£2,372.32 +VAT
Followed by a minimum of	Thirty Five
Payments of	£2,372.32 +VAT
Payment Frequency	Monthly

You will also pay an Arrangement Fee of £200.00 plus VAT together with the First Payment will be due when the Equipment is delivered or on any date after then that we decide. Subsequent payments due throughout the Continuation Period are payable at the same rate and the same Payment Frequency as the Payments due for the Minimum Period. The Payment(s) may be increased should the rate of VAT or Corporation Tax be increased (see terms 3b and 16 over the page). You are required to insure the Equipment. If you do not, we may at your expense arrange Equipment Insurance cover in accordance with term 8 over the page.

Extra Conditions (if any)		Your Initials

IMPORTANT – USE OF YOUR INFORMATION

You have a right to know how we will use your personal information. It is important that you read the "Use of Information" contained in term 13 before you sign. Unless you tell the Finance Company otherwise your personal information may also be used to provide you with details of similar products and services. Please tick the box below if you DO NOT wish to receive information on similar products and services from: a) The Finance Company, b) Other Companies

[✓]

YOUR DECLARATION AND OFFER

You apply to hire the Equipment described in Section C from us for use in your business for the Minimum Period and any Continuation Period where applicable upon the terms and conditions here and over the page. Plus Finance will, on your behalf, communicate this application to prospective owners and the Owner who accepts this application will be notified to you as set out in Section A. You confirm that all the information in this Agreement is correct, that you have read the terms here and over the page and that the Agreement was fully complete when you signed it.

Declaration for exemption relating to business uses (articles 60C and 60D of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001). I am/We are entering this agreement wholly or predominantly for the purposes of a business carried on by me/us or intended to be carried on by me/us. I/We understand that I/We will not have the benefit of the protection and remedies that would be available to me/us under the Financial Services and Markets Act 2000 or under the Consumer Credit Act 1974 if this agreement were a regulated agreement under those Acts.

I am/We are aware that, if I am/we are in any doubts as to the consequences of the Agreement not being regulated by the Financial Services and Markets Act 2000 of the Consumer Credit Act 1974, then I/we should seek independent legal advice.

Customer(s) Signature(s)

[signature]

Name: ROBERT HARVEY

Position: DIRECTOR

Date(s) of Signature(s): 14/11/17

You confirm that the Equipment is for the use in your business and that under this Agreement the Equipment does not become your property and you must not sell it.

General Terms

1. The Agreement

a) These terms and those on the adjacent pages make up the whole Agreement between You and Us. No other terms will apply to this Agreement unless we have agreed to them in writing. This Agreement is for the hire of the Equipment for use in Your business. Maintenance or service of the Equipment is not provided under the terms of this Agreement.

b) If two or more people enter the Agreement as Customers they shall be separately and jointly liable under the terms of it.

2. Period of Hire

a) This Agreement will start on the date of delivery of the Equipment in accordance with the Certificate of Acceptance signed by You and will last for the Minimum Period and will then continue after the Minimum Period for the Continuation Period if applicable until it is cancelled. The First Payment together with the Arrangement Fee shall become due on the date the Equipment is delivered to You and any Payments that are due throughout the Continuation Period will continue to be payable at the same rate and at the same Payment Frequency as Payments due during the Minimum Period. You can cancel the Agreement at the end of the Minimum Period or at any time after by giving Us at least one month's notice in writing.

b) The connection of the Equipment to a network or any other facility is Your responsibility and this will in no way affect the start of the Agreement.

c) You may terminate this Agreement before the end of the Minimum Period by giving Us one month's written notice of termination AND paying to Us the Termination Payment as set out in Term 11. All requests for a quotation of the Termination Payment must be made to Us by You in writing.

3. Payments

a) It is an essential condition of this Agreement that You make all payments under the Agreement on the dates they are due, in full, without set-off, deduction or withholding for any reason. If You do not make payment on time, this will represent Your intention not to continue to abide by this Agreement (repudiation) and we will be entitled to accept such repudiation.

b) You must pay VAT on all Payments under this Agreement at the appropriate rate and we will provide You with VAT invoices or schedules. If the rate of VAT changes this will change the amount of the Payments.

c) You will make all the Payments by Direct Debit unless we have agreed otherwise with You. If You stop paying by Direct Debit we may collect all future Payments by Invoice and increase the Payments by up to 3%.

d) If You do not pay any Payment or other sum under this Agreement on time You will pay interest at the rate of 5% above the Finance House Base Rate from the date You should have paid it until it is paid.

e) You must continue to make the Payments even if the Equipment cannot be used for any reason.

4. Choosing the Equipment

a) The Equipment is those items listed over the page or on a separate schedule to this Agreement. All replacement parts which are fitted to or on the Equipment become part of the Equipment and our property.

b) You are responsible for choosing the Equipment and for making sure that it is fit and suitable for Your purposes. You agree that upon delivery of the Equipment You will inspect it and notify Us in writing within three working days of any defect. If we fail to receive notification, it shall be presumed that the Equipment is in good working order and condition, satisfactory to You and fit for the purpose or purposes for which it is required.

c) We are not a dealer or expert in the Equipment and give no advice or assurances about the Equipment, its quality, fitness for purpose or suitability whatsoever. You are responsible for ensuring that the Equipment is suitable for processing data relating to the European currency and recording dates and times accurately.

d) We do not hire the Equipment to You with any guarantee or warranty or condition (express or implied) about the description, suitability or fitness for purpose of the Equipment or that it is of satisfactory quality and, to the extent permitted by law, any such warranties and conditions implied by statute or otherwise are excluded.

e) Both parties recognise that there is a risk that the Equipment may not be of satisfactory quality. Where we have financed the Equipment, the risk of the Equipment not being of satisfactory quality may be borne by ourselves, by You, by the Supplier, by an Intermediary or by an insurer. Both parties confirm that the allocation of risk is a matter of agreement and that they have agreed that it shall be borne by You, save to the extent that we have been able to obtain a right of recourse against the Supplier and have been able to pass that right to You via an assignment or under the Contracts (Rights of Third Parties) Act 1999.

f) It is Your responsibility to obtain warranties for the Equipment from the manufacturer or Supplier. If You fail to obtain from the manufacturer of the Equipment or the Supplier express warranties about the Equipment we will endeavour, during the period of this Agreement upon request and at Your cost, to pass on to You the benefit of any guarantees and warranties in respect of the Equipment to which we are entitled from the manufacturer and/or the Supplier provided that we are permitted to do so.

g) Both parties agree that no terms are to be implied into this Agreement save for those required by law.

h) If the law requires a term to be implied into this Agreement, both parties agree that we will not be liable for any breach of such implied terms, because:

i) if the risk of breach of any such terms had been allocated to Us we would have charged an increased Payment;

ii) we are not in a position to evaluate and therefore insure against the risk of such a breach, whereas You are in a better position to do so; and because You have chosen both the Equipment and the Supplier.

i) In no event will we be liable to You in contract, tort or otherwise including any liability for negligence for:

i)any loss of revenue, You, anticipated savings or profit or any loss of use or value; or

ii)for any indirect or consequential loss, 'Anticipated savings' denotes any expense which You expected to avoid incurring or to incur in a lesser amount than would otherwise have been the case.

j) For the avoidance of doubt we do not restrict or exclude our liability in respect of death or personal injury to the extent that it results from our negligence or that of our employees in the course of their employment by Us.

5. Software

a) You are responsible for choosing the software included in the Equipment and for making sure that the software is fit and suitable for Your purposes and that it complies with Your specification and can record dates and times accurately. You are aware that because the software is provided for Your specific use it has no residual or resale value.

b) We are not involved in the preparation or specification of the software and You will, upon request, provide Us with a copy of any specifications.

c) Unless we expressly grant You a licence to use the software You are responsible for obtaining a suitable software licence from the Supplier or the licensor. If we grant You a software licence, any software licence provided to You by the Supplier or licensor will not apply.

d) You will comply with the terms of any software licence provided to You by Us, the Supplier or any licensor and You will indemnify Us against any claim made against Us for breach of any software licence.

6. Supplier

The Supplier or any dealer or other person not employed by Us who may have been involved in introducing this Agreement to Us is not our agent and has not authority to act as our agent. We are not liable for any statement or warranty made by the Supplier, dealer or other person.

7. Conditions of using the Equipment

a) You will keep the Equipment at all times in Your possession and control and, except in the case of portable Equipment, You will keep it at the location stated in this Agreement and You will not move it without our written permission. You must let Us inspect the Equipment at all reasonable times and, if we wish, permit Us to affix labels to the Equipment indicating our interest in it.

b) You will be responsible for maintaining the Equipment in good repair and condition, for ensuring that the Equipment is used properly and safely and that it complies with all legal requirements for its use.

c) You will be responsible for any loss, damage or injury (including death) to people, or property which is caused by using the Equipment except death or personal injury to the extent that it results from our negligence or that of our employees in the course of their employment by Us. In addition You will be responsible for any loss or damage caused to the Equipment apart from that caused by fair wear and tear. You will notify Us immediately in writing if the Equipment is lost or damaged.

d) You will be responsible for paying any licence fees, fines, duties, insurance premium and other payment due for the Equipment.

e) You must not alter, improve or add anything to the Equipment without our written permission.

f) You must not transfer the benefit of this Agreement or do anything which affects our rights in the Equipment including without limitation using it as a security for a debt or any other obligation or selling or disposing of it.

g) You will not fix or attach the Equipment to any land or building so that it becomes part of such land or building.

8. Insurance

a)You must insure the Equipment against all liability whatsoever to any third party arising directly or indirectly out of the possession or use of the Equipment and all loss or damage to the Equipment from all insurance risks for the full cost of replacing it with a reputable insurance company. You must arrange for our interest in the Equipment to be endorsed on the insurance policy.

b)You must on request, show Us evidence that such insurance is in place and if You do not, we may, if we choose (but will not be obliged to), arrange insurance for You in respect of some or all of the relevant insurance risks for such period which we think fit. You appoint Us as Your agent to arrange for this insurance and You will pay the full cost of the insurance which we will collect from You with the Payments.

Signed: [signature] **Date:** 14/11/17

General Terms

c) You must tell Us immediately of any insurance claim and You cannot settle any claims without our agreement. You appoint Us as Your agent for receiving insurance settlements and You must tell the insurance company that any settlements from a Total Loss claim should be paid to Us, as Your agent.
d) If the Equipment is lost or stolen or damaged beyond economical repair (a "Total Loss") then You will, within twenty eight days, either:-
(i) replace the Equipment at Your own expense (using the insurance monies) and continue with this Agreement; or
(ii) settle this Agreement by paying to Us the Termination Payment. Any insurance settlement we receive from the insurers will be credited to the amount payable.
e) Until we receive the Termination Payment following a Total Loss Your liability to make all the Payments due under this Agreement will continue and any replacement Equipment will become our property

9. Default
a) We can terminate the hire of this Equipment and/or this Agreement by giving You written notice if:-
(i) You repudiate this Agreement by failing to pay the Payment or any other sum due under this or any other agreement with Us on time; or
(ii) You have made any untrue statement, representation, warranty or given any false information to Us in connection with this Agreement; or
(iii) You do not abide by the terms of this or any other agreement with Us or agreement with another company in our group of companies; or
(iv) the Equipment is taken to settle a debt or judgment or any other event happens which might prejudice our interest in the Equipment; or
(v) You (or any of You) has a petition presented against You for bankruptcy or an administration order or You propose any scheme of arrangement or composition with Your creditors; or
(vi) You breach the terms of any software licence provided in connection with the Equipment; or
(vii) You are a company, individual or partnership and You are unable to pay Your debts as they fall due or You have a receiver appointed or a petition is presented (or resolution passed) for the appointment of an administrator or administrative receiver or any steps are taken to appoint the same or for Your winding up; or
(viii) You are subject to a change in voting control in respect of Yourselves or any holding party; or
(viii), are subject to insolvency proceedings, or enter into liquidation or You cease to trade.
b) If we give You notice under Term 9a You will pay to Us the Termination Payment as set out in Term 11 as agreed damages which You agree are a true reflection of the loss we will have suffered. You will in any event pay to Us on demand any costs and expenses we may incur in enforcing the terms of this Agreement following breach by You.

10. Returning the Equipment
When this Agreement is cancelled or is terminated by Us under Term 9 or by You under Term 2c, You must return the Equipment to Us, within 7 days of cancellation or termination to an address nominated by Us within the United Kingdom, in good condition (except for fair wear and tear). If You do not do so we can repossess the Equipment and/or You must pay the costs of putting the Equipment in good condition and of its repossession. Until the Equipment is fully returned in accordance with this Term 10, Payments will continue to fall due under this Agreement.

11. Your Liability when the Agreement is terminated
The Termination Payment referred to in Terms 2c, 8d and 9b will be calculated as follows:-
(i) The Arrangement Fee, all Payments, interest and other payments due to be paid before the termination date but not yet paid plus;
(ii) the rest of the Payments less a discount of 3% per year on the amount of each Payment plus;
(iii) all other costs and expenses incurred by Us in connection with the repossession, insurance, refurbishment and disposal of the Equipment plus;
(iv) Where the Equipment is a Total Loss or You fail to return it to Us in the condition required by this Agreement and because of its condition we are unable to sell it for the full amount of our unrecovered investment in the residual value of the Equipment, such sum as is necessary to compensate Us for our loss.
(v) If we terminate the Agreement under Term 9a, we will deduct from the amounts You have to pay under Term 11, an amount equivalent to the money we receive from selling the Equipment after expenses are deducted.

12. Indemnity
You will fully indemnify Us from and against all losses, damage and injury (including death) costs, claims and demands which we may incur arising out of this Agreement and the possession or use of the Equipment other than those arising from death or personal injury caused by our own negligence. This indemnity shall survive and remain in full force and effect should this Agreement be terminated.

13. Our Liability
a) We are not liable for the late delivery of the Equipment nor do we have any obligation to replace the Equipment if it is lost or damaged.
b) Our liability under this Agreement shall not exceed the aggregate of the Payments already paid by You.

14. Our Rights
Our rights under this Agreement will not be affected if we do not enforce, or we delay enforcing, any of these terms. Nothing in this Agreement shall confer any benefit on any third party and no person other than You or ourselves shall have the right to enforce any term of this Agreement.
For the avoidance of doubt the terms "ourselves" includes our successors or assigns.

15. Set Off
If any monies are payable to You under this Agreement by Us, we may withhold from those monies an amount equal to the total monies You owe Us under this or any other account.

16. Corporation Tax
You will not claim any capital allowances in respect of the Equipment. The Payments have been calculated on the assumption that there will be no change in the nature, method or basis of taxation of companies and groups of companies in the United Kingdom including the rate of Corporation Tax, the availability of capital allowances and the treatment of losses and expenses. If any such change does occur at any time during the period of hire we are entitled to adjust the Payment to ensure that our after tax return is not reduced. We can only make such an adjustment after giving You 7 days written notice.

17. Choice and Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

18. Use of Information
By signing this Agreement You agree that information You provide about Yourself in this application may be passed to one or more finance companies for the purpose of organising finance on Your behalf. When You apply to a finance company, credit scoring and other automated decision-making systems may be used in assessing Your application. The finance company selected will check the following records about You and Your You partners; their own; those at fraud prevention agencies (FPAs), and personal and You records at credit reference agencies (CRAs). When CRAs receive a search from the Finance Company they will place a search footprint on Your You credit file that may be seen by other lenders. CRAs will supply the Finance Company with both public (including the electoral register) and shared credit and fraud prevention information. If You are a director, the Finance Company will seek confirmation, from CRAs, that the residential address that You provide is the same as that shown on the restricted register of directors' Usual addresses at Companies House. CRAs will record all application information, including information on Your You and its proprietors and CRAs may create a record of the name and address of Your You and its proprietors if there is not one already. Where You borrow from the Finance Company, the Finance Company will give details of Your accounts and how You manage it/them to CRAs. If You borrow and do not repay in full and on time, CRAs will record the outstanding debt. This information will be used by the Finance Company and may be supplied to other organisations by CRAs and FPAs to perform similar checks and to trace Your whereabouts and recover debts that You owe. Records remain on file for 6 years after they are closed, whether settled by You or defaulted. A joint application may result in You being financially linked with the other party when future applications are considered. If You give the Finance Company false or inaccurate information and the Finance Company sUspect or identify fraud the Finance Company will record this and may also pass this information to FPAs and other organisations involved in crime and fraud prevention. The Finance Company and other organisations may also access and use information recorded by FPAs from other countries. The Finance Company will make checks such as assessing this application for credit and verifying identities to prevent and detect crime and money laundering. The Finance Company may also make periodic searches at CRAs and FPAs to manage Your account with them. If You wish to know which credit reference agencies have been supplied Your details, would like details of the information the Finance Company holds about You (a small fee may apply), or You would like full details of How We Use Your Data (this is a condensed version) please write to The Finance Company whose details will be inserted in the box headed 'Owners' Name and Address overleaf. Your data may also be used when required by law or where permitted under the terms of the Data Protection Act 1998.

Signed: [signature] Date: 14/4/17

Schedule of Equipment

Owner: Quantum Funding Ltd

Agreement number:

Equipment location: Euston House, 24 Eversholt Street, London, NW1 1AD

Customer Name: Learning Tree International Ltd
Reference: PF/14088/R
Page: 1 of 1

EQUIPMENT DETAILS

Description	Quantity
Demountable Toshiba VNM1000HE heat recovery unit with exposed ducting and grills, to Sales & Business area, with power supply	1
Demountable Toshiba VNM1000HE heat recovery unit with exposed ducting and grills, to Tech Support area, with power suppy	1
Demountable carpet tiles to classrooms 2, 11, 12, 1no office and part corridor - all basement level	251 m2
Demountable vinyl floor tiles to basement coffiee point	9 m2
Demountable carpet tiles to classroom:	G03
Demountable carpet tiles to PD room	25 m2
Coffee point comprising:	
1000mm beech base unit	2
500mm beech base unit	1
Black laminate worktop	4.5 lm
Black worktop back board	4.5 lm
1/2 height end panel	1
Demountable suspended ceiling to:	Lantern Light / Atrium Area
Demountable feature pendant light with blue shade to basement breakout area	4
Demountable double power socket to tech store	8
Demountable data socket to work benches in breakout area	6
Demountable double power socket to breakout area	6
Demountable double power socket to PD store	10
Demountable double power socket to Glen's office	6
Demountable data socket to Glen's office	4
Demountable control air con to small meeting room	1
Demountable air grills to	Office Area
Demountable return air grills to	Office Area

Authorised Signature: [signature] **Date:** 14/11/17

Name of Signatory: Robert Harvey **Position:** Director

CERTIFICATE OF ACCEPTANCE

To: Quantum Funding Ltd From: Learning Tree International Ltd

Agreement Number:

Issued under the terms of the agreement ("the Agreement") details of which are set out below which have been entered into by the parties.

AGREEMENT
Lease Rental

EQUIPMENT DESCRIPTION			
MAKE	MODEL	DESCRIPTION	SERIAL/ REG NO
As per Schedule of Equipment Ref:		PF/14088/R	

Equipment location:	Euston House, 24 Eversholt Street, London, NW1 1AD

1. We have taken delivery of the above equipment ("the Equipment") and confirm that it is the Equipment comprised in the Agreement. It has been inspected by us, is in full working order, is suitable for our purpose and is altogether to our satisfaction.

2. The Equipment is located at the address as set out in the Agreement or as otherwise stated above.

3. We have been responsible for choosing the supplier of the equipment ("the Supplier"), the Equipment itself and any broker with no involvement from you .

4. We have obtained from the Supplier or the manufacturer of the Equipment all warranties and guarantees which we require in relation to the quality and fitness for purpose of the Equipment and will have no claim against you should the Equipment be unsatisfactory or unfit for its purpose.

5. We confirm that you are not responsible for providing any maintenance or other services in connection with the Equipment. We will make our own separate arrangements with maintenance and service providers, in relation to which you will not be involved.

6. We are satisfied that the amount of Payments payable under the terms of the Agreement represents fair value for the financing of goods such as the Equipment.

7. If the Equipment cost includes maintenance, software support, training or other services, we further confirm that the statements in this certificate will apply equally to such matters and that we will look solely to the service provider in relation to them.

8. We further acknowledge that we have and will have no rights against you and that our liabilities under the Agreement shall not be affected by reason of or in any way arising out of any defect or deficiency in the Equipment or any related service supplied to us. However we will inform you promptly should any such situation arise.

9. We confirm that the acceptance date (the date we start paying) will be shown below and the Agreement is now in full force and that you may pay to the Supplier the purchase price of the Equipment.

10. We acknowledge that the Payments are payable throughout the term of the Agreement, even if the Equipment becomes faulty.

11. The undersigned company official is properly authorised to sign this cerificate.

Signed ______________ Date 14/11/17

Duly authorised for and on behalf of Learning Tree International Ltd

Name Robert Harvey Position Director